Exhibit 16.1

May 23, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by DSG Global, Inc., under Item 4.01 of its Form 8-K dated May 23, 2022. We agree with the statements concerning our Firm in Item 4.01(a); we are not in a position to agree or disagree with other statements of DSG Global, Inc. contained in Item 4.01(b).

Sincerely,

/s/ Harbourside CPA LLP

Harbourside CPA LLP
Chartered Professional Accountants